EXHIBIT 5.1

December 19, 2008

VirnetX Holding Corporation
5615 Scotts Valley Drive, Suite 110
Scotts Valley, CA 95066

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     We are acting as counsel for VirnetX Holding Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,000,000 shares of common stock of the Company (the “Common Stock”) and warrants to purchase up to 4,500,000 shares of common stock of the Company (the “Warrants”) with an aggregate offering price of up to $30,000,000. In this regard we have participated in the preparation of a Registration Statement on Form S-1 relating to the Common Stock and the Warrants. Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

     Based on such examination, we are of the opinion that:
     (i) The shares of Common Stock, when issued and sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable and;
     (ii) When the Warrants have been duly exercised in accordance with the terms thereof, the shares of Common Stock issued upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable. The Warrants constitute legal, valid and binding obligations of the Company under New York law, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws relating to or affecting the rights of creditors generally, and subject to general equity principles and to limitations on availability of equitable relief.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement, and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     Very truly yours,

     ORRICK, HERRINGTON & SUTCLIFFE LLP